Exhibit 5.1

599 Lexington Avenue

New York, NY 10022-6069

+1.212.848.4000

September 8, 2025

The Dow Chemical Company

2211 H.H. Dow Way

Midland, Michigan 48674

The Dow Chemical Company

$750,000,000 4.800% Notes due 2031

$650,000,000 5.650% Notes due 2036

Ladies and Gentlemen:

We have acted as counsel to The Dow Chemical Company, a Delaware corporation (the “Company”) in connection with the issuance and sale of $750,000,000 aggregate principal amount of 4.800% Notes due 2031 (the “2031 Notes”) and $650,000,000 aggregate principal amount of 5.650% Notes due 2036 (the “2036 Notes,” and together with the 2031 Notes, the “Notes”) subject to the terms and conditions set forth in the Underwriting Agreement, dated September 3, 2025 (the “Underwriting Agreement”), among the Company and each of the underwriters named therein. The Notes are to be issued under an Indenture dated as of July 26, 2019 (the “Indenture”) between the Company, Dow Inc., as a party with respect to the sections described therein, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Indenture;

(b)	The officers’ certificate, dated as of September 8, 2025, setting forth certain terms of the Notes; and

(c)	The certificates representing the Notes.

The documents described in the foregoing clauses (a) to (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following documents:

(a)

The registration statement on Form S-3 (Registration No. 333-288028-01) filed by the Company as co-registrant with Dow Inc., a Delaware corporation, under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on June 13, 2025 (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”).

AOSHEARMAN.COM

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

(b)

The prospectus dated June 13, 2025, forming a part of the Registration Statement with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”), as supplemented by the final prospectus supplement dated September 3, 2025 relating to the Notes (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Final Prospectus”).

(c)	The Underwriting Agreement.

(d)	Originals or copies of the Seventh Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended through the date hereof.

(e)

Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement, and in certificates of public officials and officers of the Company.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)

That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)

That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)

That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents and, for purposes of assumption paragraphs (f) and (h) above and our opinion in paragraph (1) below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.

The Company (a) is validly existing, (b) has the corporate power to execute, deliver and perform the Notes and (c) has taken all action necessary to authorize the execution, delivery and performance of the Notes.

2.

The Notes have been duly executed and delivered by the Company, and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a) Our opinion in paragraph 2 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion in paragraph 2 above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the offering of the Notes.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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